Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT: Glenn Schaeffer
702-632-6710
Les Martin
702-632-6820

MANDALAY RESORT GROUP ANNOUNCES
SETTLEMENT AGREEMENT WITH LAC VIEUX

LAS VEGAS, NV–November 26, 2003–Mandalay Resort Group (NYSE:MBG) today announced that its 53.5%-owned Detroit affiliate, MotorCity Casino, has signed a settlement agreement with the Lac Vieux Desert Band of Lake Superior Chippewa Indians.  The settlement agreement must still be approved by the courts in which the Lac Vieux litigation is pending.  The parties will also request dissolution of the injunction preventing MotorCity from proceeding with construction of its expanded facility.  Upon the courts’ approval of the settlement agreement, MotorCity will pay to the Lac Vieux Tribe $3 million, plus attorneys’ fees.  Under the terms of the settlement agreement, MotorCity will pay an additional $5.75 million on the first and second anniversaries of the first payment and $1 million annually for 25 years, beginning on the third anniversary.  The occurrence of certain events would suspend, lower and/or terminate the payments.  There can be no assurance as to when the courts will act with respect to this matter, or what action the courts will take.

Mandalay Resort Group owns and operates 11 properties in Nevada:  Mandalay Bay, Luxor, Excalibur, Circus Circus, and Slots-A-Fun in Las Vegas; Circus Circus-Reno; Colorado Belle and Edgewater in Laughlin; Gold Strike and Nevada Landing in Jean and Railroad Pass in Henderson.  The company also owns and operates Gold Strike, a hotel/casino in Tunica County, Mississippi.  The company owns a 50% interest in Silver Legacy in Reno, and owns a 50% interest in and operates Monte Carlo in Las Vegas.  In addition, the company owns a 50% interest in and operates

Grand Victoria, a riverboat in Elgin, Illinois, and owns a 53.5% interest in and operates MotorCity in Detroit, Michigan.

###